                                                      Registration No. 333-26493

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                               DSP TECHNOLOGY INC.
           ----------------------------------------------------------
             (Exact name of registrant as specified in its charter)

            Delaware                                  94-2832651
__________________________________      ______________________________________
(State or other jurisdiction            (I.R.S. employer identification no.)
 of incorporation or organization)


                                48500 Kato Road
                           Fremont, California  94538
              ---------------------------------------------------
              (Address of principal executive offices) (Zip code)

                              DSP Technology Inc.
                           1991 Stock Option Plan and
                     Stock Option Grants to Michael A. Ford
                     --------------------------------------
                            (Full title of the plan)

                             Jose M. Millares, Jr.
                            Chief Financial Officer
                              DSP Technology Inc.
                                48500 Kato Road
                           Fremont, California  94538
              ---------------------------------------------------
                    (Name and address of agent for service)

Telephone number, including area code, of agent for service:  (510) 657-7555

This Post-Effective Amendment Number One, including all exhibits and attachments, contains 30 pages. The Exhibit Index may be found on page 7 of the consecutively numbered pages of the registration statement.

Pursuant to Rule 414 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement is hereby expressly adopted by the registrant as the successor to DSP Technology, Inc., a California corporation ("DSP California" or "Predecessor"), as its own

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registration statement for all purposes under the Securities Act and under the
Securities Exchange Act of 1934, as amended (the "Exchange Act").

                        CALCULATION OF REGISTRATION FEE
______________________________________________________________________________

No additional registration fee is due because no additional shares are being registered.
______________________________________________________________________________

                                    PART II

Item 3. Incorporation of Documents by Reference
---- -- ---------------------------------------
        DSP Technology Inc., a Delaware corporation (the "Company"), hereby incorporates by reference in this registration statement the following documents:

        (a) The latest annual report on Form 10-K for DSP California was filed pursuant to Sections 13(a) or 15(d) of the Exchange Act, containing audited financial statements for the Company's latest fiscal year ended January 31, 1997 as filed with the Securities and Exchange Commission ("Commission") on May 1, 1997.

        (b) All other reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registrant document referred to in (a) above.

        All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities
---- -- -------------------------

        The class of securities to be offered is registered under Section 12 of the Exchange Act.

        On September 12, 1997, DSP California, undertook a reorganization and reincorporation for the purpose of changing its state of domicile from California to Delaware. The reincorporation was accomplished by merging DSP California into the Company, a wholly-owned subsidiary of DSP California. Pursuant to the reincorporation merger, each share of Common Stock of DSP California was converted into one share of Common Stock of the Company. Furthermore, the Company assumed all of the obligations of DSP California under the 1991 Stock Option Plan and the individual stock option agreements with Michael Ford. The outstanding options assumed under the 1991 Stock Option Plan and the individual stock option agreements with Michael Ford are exercisable for shares of the Company's Common Stock.

        Holders of shares of Common Stock, par value $.001 per share, are entitled to one vote per share on all matters to be voted on by stockholders. The holders of Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available therefor. Upon liquidation or dissolution of Registrant, the

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holders of Common Stock are entitled to receive all assets available for distribution to the stockholders, subject to any preferential rights of the Preferred Stock. The Common Stock has no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. All of the outstanding shares of Common Stock are fully paid and nonassessable.

Item 5. Interests of Named Experts and Counsel
---- -- --------------------------------------
        Inapplicable.

Item 6. Indemnification of Directors and Officers
---- -- -----------------------------------------

        Delaware law authorizes corporations to eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach or alleged breach of the directors' "duty of care." While the relevant statute does not change directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The statute has no effect on directors' duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, illegal payment of dividends and approval of any transaction from which a director derives an improper personal benefit.

        The Company has adopted provisions in its Certificate of Incorporation which eliminate the personal liability of its directors to the Company and its stockholders for monetary damages for breach or alleged breach of their duty of care. The By-Laws of the Company provide for indemnification of its directors, officers, employees and agents to the full extent permitted by the General Corporation Law of the State of Delaware, the Company's state of incorporation, including those circumstances in which indemnification would otherwise be discretionary under Delaware law. Section 145 of the General Corporation Law of the State of Delaware provides for indemnification in terms sufficiently broad to indemnify such individuals, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 7. Exemption From Registration Claimed
---- -- -----------------------------------
        Inapplicable.

Item 8. Exhibits
---- -- --------
        See Exhibit Index.

Item 9. Undertakings
---- -- ------------
    (a) Rule 415 Offering.

               The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sale are being made, a post-effective amendment to this registration statement:

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                        (i)     To include any prospectus required by
Section 10(a)(3) of the Securities Act;

                        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the
-----------------
registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

                (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) Filing incorporating subsequent Exchange Act documents by reference.

                The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (h)     Request for acceleration of effective date or filing of
                -------------------------------------------------------
registration statement on Form S-8.
----------------------------------

                Insofar as indemnification for liabilities arises under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such

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indemnification by it is against public policy as expressed in the Securities
Act and will be governed by the final adjudication of such issue.

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

                                   SIGNATURES
                                   ----------

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment Number One to the registration statement to be signed by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on this 12 day of September, 1997.

                        DSP TECHNOLOGY INC.

                        By: /s/ F. Gil Troutman, Jr.
                            ------------------------
                            F. Gil Troutman, Jr., President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment Number One to the registration statement has been signed by the following persons in the capacities indicated on this 12 day of September, 1997.


Signature                    Title
---------                    -----


/s/F. GIL TROUTMAN, JR.      President, Chief Executive Officer and Director
---------------------------
F. GIL TROUTMAN, JR.         (Principal Executive Officer)


/s/JOSE M. MILLARES, JR.     Vice President, Finance, Chief Financial
---------------------------
Jose M. Millares, Jr.        Officer and Secretary (Principal Financial Officer
                             and Principal Accounting Officer)

HOWARD O. PAINTER, JR.*      Chairman of the Board and Director
---------------------------
Howard O. Painter, Jr.


MICHAEL A. FORD*             Director
---------------------------
Michael A. Ford


J. SCOTT KAMSLER*            Director
---------------------------
J. Scott Kamsler

*By:  /s/ F. Gil Troutman, Jr.
---------------------------
F. Gil Troutman, Jr.,
 Attorney-in-fact


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

                                EXHIBIT INDEX OF
                      POST-EFFECTIVE AMENDMENT NUMBER ONE
                                  TO FORM S-8


Exhibit Number                Exhibit Title
--------------                -------------

4.1                          Certificate of Incorporation of the Company.

4.2                          By-Laws of the Company.

5 Opinion regarding legality is incorporated by reference to Predecessor's Registration Statement on Form S-8 (File No. 333-26493), filed on May 5,
                             1997.

23.1                         Consent of Counsel (included in Exhibit 5).

23.2 Consent of Independent Auditors is incorporated by reference to Predecessor's Registration Statement on Form S-8 (File No. 333-26493), filed on May 5,
                             1997.

24 Power of Attorney is incorporated by reference to Predecessor's Registration Statement on Form S-8
                             (File No. 333-26493), filed on May 5, 1997.


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